CONSENT OF INDEPENDENT ACCOUNTANTS

___________

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-60495) and Form S-3 (File Nos.333-57501, 333-70229, 333-86037 and 333-86153) of Alpharma Inc. and Subsidiaries of our report dated February 26, 2001 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS L.L.P.

Florham Park, NJ

March 27, 2001